Exhibit 99.1

Jupiter Resources Signs Letter of Intent to Acquire NatProv Holdings

VANCOUVER, BRITISH COLUMBIA--(March 30, 2009) – Jupiter Resources, Inc. (OTCBB: JPIT) is pleased to announce it has entered into a Letter of Intent to purchase 100% of the issued and outstanding common shares of NatProv Holdings, Inc. (“NatProv”). NatProv, through its 81%-owned operating subsidiary, is a specialty insurance company offering reinsurance products in markets where traditional reinsurance alternatives are limited. It also directly sells a variety of property and casualty insurance products to businesses around the world.

For the year ended December 31, 2008, NatProv’s operating subsidiary had gross revenue of $15,006,827, net income of $5,833,870, and total shareholders' equity of $29,851,191.

NatProv’s direct insurance business currently includes a suite of business property and casualty insurance products, such as directors and officers liability insurance, financial guarantee insurance, excess and umbrella liability insurance, business income insurance, and inland marine and product liability insurance. The business of reinsurance is an arrangement whereby the reinsurer agrees to indemnify its client insurance company against all or a portion of the insurance risks underwritten by the client under one or more insurance policies. As a reinsurer, NatProv assumes a portion of the insurer's risk in exchange for a portion of the premium payable by the insured to the primary insurer. Reinsurance provides an insurer with several benefits, including a reduction in net liability on individual risks and catastrophe protection from large or multiple losses. Reinsurance also provides the insurance company with additional underwriting capacity by permitting it to accept larger risks and write more business than would be possible without a related increase in capital and surplus.

NatProv’s reinsurance strategy is to build a portfolio of customized "frequency" and "severity" reinsurance agreements with select insurance companies that are designed to meet the needs of the insurer that are not being met in the traditional reinsurance marketplace. "Frequency" reinsurance contracts typically contain a potentially large number of small losses from multiple events, whereas "severity" contracts have the potential for significant losses from one event. As an example of a frequency reinsurance contract, NatProv’s reinsurance business currently consists of reinsuring non-standard personal automobile insurance policies for a United States insurance carrier. The automobile insurance policies are designed to provide coverage to drivers who ordinarily cannot obtain insurance from standard carriers due to a variety of factors. Such policies generally are issued for the minimum limits of coverage required under applicable state laws and have relatively small individual premiums. However, they have a relatively high frequency of losses.

NatProv intends to expand its reinsurance business to provide reinsurance contracts to other business, property and casualty insurance companies providing frequency and severity policy coverage. In addition to underwriting customized contracts, NatProv may also, from time to time, participate in traditional reinsurance programs that it believes will provide it with favorable returns on equity. NatProv intends to underwrite reinsurance contracts only where it believes it can model, analyze and monitor its risks effectively. Its underwriters are responsible for both its reinsurance and its direct property and casualty insurance contracts from origination to final disposition, including underwriting, pricing, servicing, monitoring and claims proceeds. NatProv believes that this integrated approach will translate to superior contract management, better client service and superior economic returns over the long term.

NatProv’s investment strategy, like its reinsurance strategy, is designed to maximize returns over the long term while minimizing the risk of capital loss. Unlike the investment strategy of many of its competitors, which invest primarily in fixed-income securities either directly or through fixed-fee arrangements with one or more investment managers, its investment strategy is to invest in long and short positions primarily in publicly-traded equity and corporate debt securities.

Jupiter Resources was incorporated in June 2006 to exploit a mineral claim in Canada.  Jupiter believes that recent global financial conditions may have resulted in companies in the financial services sector being available at attractive valuations.  The Letter of Intent to acquire NatProv represents Jupiter’s entry into this new business segment of financial services.  Jupiter intends to suspend operation of its current mineral exploration business segment.

The proposed transaction is subject to the negotiation and execution of definitive agreements, due diligence and regulatory approval.

Safe Harbor Statement

This news release contains various forward-looking statements which consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate," "plan," "continue" or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements.

We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those contained in the forward-looking statements, that these forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include those set forth from time to time in our filings with the Securities and Exchange Commission. We are under no obligation, and do not undertake any duty, to update these forward-looking statements at any time.

Contact:
Vicki Smith
investorrelations@jupiterresources.net